Exhibit 10.9
October 11, 2002

RSI (NJ) QRS 12-13, Inc.
c/o W.P. Carey & Co., Inc.
50 Rockefeller Plaza, 2nd Floor
New York, NY  10020

Re: Lease Agreement dated February 23, 1996, as amended pursuant to a First Amendment of Lease Agreement dated June 10, 1996, and as further amended pursuant to a Second Amendment of Lease Agreement dated February 20, 1997, and as further amended by a Letter Agreement dated May 6, 1997, and as further amended pursuant to a Landlord Agreement and Amendment of Lease dated March 6, 2000 (collectively, the "Lease") between RSI (NJ) QRS 12-13, Inc., as landlord ("Landlord") and Rheometric Scientific, Inc., as tenant ("Tenant") pertaining to premises at One Possumtown Road, Piscataway, New Jersey (the "Leased Premises")

Ladies and Gentlemen:

         This letter memorializes our agreement to terminate the Lease and the obligations of Landlord and Tenant thereunder, effective as of the Closing, as that term is defined in that certain Asset Purchase Agreement by and between Waters and Rheometric Scientific, Inc. dated as of October 14, 2002 (the "Asset Purchase Agreement"), as follows:

1. Tenant agrees to deliver Two Million, Two Hundred Fifty Thousand and No/00 Dollars ($2,250,000.00) in available funds to Landlord at Closing.

2. Tenant agrees to pay Landlord the sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) ("First Landlord Payment"), without interest, on the six month anniversary date of the Closing and the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) without interest, plus the positive difference between the First Landlord Payment and the amount actually received by Landlord from Tenant or the Escrow Agent under the Escrow Agreement described below, on the first anniversary date of the Closing. If either date for payment described in the preceding sentence is not a business day in the State of New York, such payment(s) will be made on the next following business day. Tenant's obligations shall be evidenced by a promissory note substantially in the form attached as Exhibit C hereto. In support of Tenant's obligations under this Paragraph 2, the Escrow Agreement under the Asset Purchase Agreement will provide for payments directly to Landlord of such amounts out of the escrow proceeds otherwise due to Tenant (after satisfaction of obligations due to Waters). Andlinger Capital XXVI LLC ("Andlinger") agrees to subordinate its rights to receive the $500,000 payment otherwise due to it from Tenant on the six month anniversary following Closing to Landlord's rights to collect its $500,000 payment on such date, and agrees to subordinate its rights to receive the $500,000 payment otherwise due to it from Tenant on the first anniversary of Closing to Landlord's rights to collect its $250,000 payment on such date. Andlinger's agreement shall be evidenced by a subordination and standstill agreement substantially in the form attached as Exhibit D hereto.

3. All amounts held in escrow by Landlord for the benefit of Tenant under the Lease, totaling $256,314.93, shall be applied in satisfaction of past due rent and other charges, equal to the amounts due in connection therewith under the Lease, and then in satisfaction of Tenant's obligations under Paragraph 1 above.

4. The exercise price for Tenant's existing warrants covering a total of 464,260 shares (the "Warrants") will be reset at $.01 per share. At Closing, the Warrants will be deemed to have been exercised on a cashless basis and the appropriate number of shares will be delivered. At Closing, such shares will be subject to all restrictions imposed by applicable securities laws and will bear an appropriate legend. As soon as practicable following the Closing, subject to delivery of a legal opinion of the Landlord's counsel reasonably satisfactory to Tenant to the effect that registration of such shares under the Securities Act of 1933, as amended (the "Securities Act"), is not necessary by reason of SEC Rule 144 or otherwise, the underlying shares shall be reissued without a legend or stop transfer restrictions under the Securities Act. In addition, Tenant agrees to issue 650,000 new shares of Common Stock of Tenant to Landlord at Closing (the "New "Shares"). The New Shares issued to Landlord will be subject to all restrictions imposed by applicable securities laws and will bear an appropriate legend. The existing anti-dilution and registration rights relating to the Warrants and the underlying shares are cancelled, provided, however, that with respect to the New Shares and with respect to the shares issued at Closing in respect of the exercised Warrants (but only until such time as the exercised warrant shares are reissued without a restrictive legend as contemplated above),
Article V of the Warrants, exclusive of Sections 5.2 and 5.11, shall remain in full force and effect so long as such shares are held by the Landlord or its Affiliates until such time as the New Shares shall be eligible for sale by the landlord pursuant to Rule 144.

5. Landlord and Tenant will execute a new lease ("New Lease") to reflect (i) a term of one (1) year from Closing, (ii) basic rent of $8.65 per rentable sq. ft., (iii) leased premises of 10,000 rentable sq. ft., located on the second floor of the Building, (iv) payment by Tenant of its proportionate share (based on that ratio, expressed as a percentage, which the square footage of the leased premises bears to the square footage of the Building) of the following costs: electricity, gas and water charges; routine common area maintenance costs, trash and garbage collection charges; snow removal, grass maintenance and real estate taxes, and (v) the provisions of Exhibit B.

6. The Lease shall terminate as of Closing. Tenant shall remain liable only for the Surviving Obligations, as such term is defined in the Lease. Under no circumstances shall Tenant be responsible for payment of any Termination Amount, as that term is defined in the Lease.

7. Tenant agrees to pay all of Landlord's reasonable costs and expenses, including legal fees, including legal fees incurred to obtain any legal opinions with respect to the removal of any restricted legend on stock which is issued to Landlord at Closing.

         All of the obligations and agreements of Landlord and Tenant hereunder are contingent upon (i) the consummation of the Closing under the Asset Purchase Agreement, (ii) approval by Landlord's lender within 10 days of the date hereof, and (iii) execution of a satisfactory agreement, in the form attached as Exhibit A, describing the terms of a proposed lease between Landlord and Waters Technologies Corporation or its designee ("Waters").

Very truly yours,

RHEOMETRIC SCIENTIFIC, INC.



By:    /s/ Joseph Musanti
       ----------------------------
       Name: Joseph Musanti
             -----------------------
       Title: V.P. Finance
             -----------------------

ACCEPTED AND AGREED, this 11th day of October, 2002:

RSI (NJ) QRS 12-13, INC.


By:    /s/Thomas E. Zacharias
       -----------------------------------
       Name: Thomas E. Zacharias
             -----------------------------
       Title: Managing Director
             -----------------------------


For purposes of agreeing solely to the provisions of Paragraph 2 hereof:

ANDLINGER CAPITAL XXVI LLC


By:    /s/ Merrick G. Andlinger
       -----------------------------------
       Merrick G. Andlinger
       Managing Member